Exhibit 99.1

American Express Senior Executive Joan Amble Joins XM Satellite Radio Board of Directors

WASHINGTON, Dec. 19 /PRNewswire/ — XM Satellite Radio (NASDAQ: XMSR) today announced that Joan Lordi Amble has joined the company’s board of directors.

Ms. Amble is Executive Vice President and Corporate Comptroller for American Express Company. The announcement was made today by Gary Parsons, Chairman of XM Satellite Radio.

“We are very pleased to welcome Joan to the XM Board,” Parsons said. “With her experience at American Express, GE, Ernst & Young, and the Financial Accounting Standards Board (FASB), she brings considerable financial expertise and insight to the board.”

“I look forward to working on the XM Board and Audit Committee as XM continues to grow and develop this exciting new consumer entertainment service,” said Amble.

As a senior executive at American Express, Ms. Amble is responsible for all controllership finance functions across the four major divisions of the company. Her accountabilities include oversight of all aspects of the company’s global reporting, control, technical advisory and financial shared service center functions.

Prior to joining American Express, Ms. Amble served as chief operating officer and chief financial officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placements and syndication, as well as structured equity transactions for General Electric Company business.

From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital, where she played an important role in designing the company’s control strategy. From 1992 to 1994, she served as Chief Financial Officer for GE Commercial Real Estate. Prior to joining GE, from 1984 to 1989, she specialized in pensions and other financial instruments for the Financial Accounting Standards Board (FASB). She also spent seven years in public accounting with Ernst & Young.

Ms. Amble, a CPA, obtained her undergraduate degree in Accounting from Pennsylvania State University, and attended graduate school at University California, Los Angeles (UCLA).

About XM Satellite Radio

XM (NASDAQ: XMSR) is America’s number one satellite radio company with more than 7 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2006 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2006. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com/.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-9-06. Copies of the filing are available upon request from XM Radio’s Investor Relations Department. XM programming and channels are subject to change. Programming schedule is subject to change.

SOURCE: XM Satellite Radio

CONTACT: Chance Patterson of XM Satellite Radio, +1-202-380-4317, or chance.patterson@xmradio.com

Web site: http://www.xmradio.com/